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Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF LIMITED PARTNERSHIP
OF
VENOCO ENERGY PARTNERS, L.P.

        This Certificate of Amendment, dated October 19, 2007, has been duly executed and is filed pursuant to Section 17-202 of the Delaware Revised Uniform Limited Partnership Act to amend the Certificate of Limited Partnership of Venoco Energy Partners, L.P. (the "Partnership"), filed with the Secretary of State of the State of Delaware on September 25, 2007.

  1.
  Name.    The name of the Partnership is Venoco Energy Partners, L.P.

  2.
  Amendment to the Certificate of Limited Partnership.    Section 1 of the Certificate of Limited Partnership of the Partnership is hereby amended and restated to read in its entirety as follows:

    "1.
    Name. The name of the limited partnership is Venoco Acquisition Company, L.P."

  3.
  General Partner's Name Change.    The name of the Partnership's general partner was changed to Venoco Acquisition Company GP, LLC pursuant to that certain Certificate of Amendment to Certificate of Formation of Venoco Energy Partners GP, LLC, filed with the Secretary of State of the State of Delaware on October 19, 2007.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the date first written above.

VENOCO ACQUISITION COMPANY GP, LLC, its General Partner
By:	/s/ TIMOTHY M. MARQUEZ
Timothy M. Marquez Authorized Person

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  Exhibit 3.2
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF LIMITED PARTNERSHIP OF VENOCO ENERGY PARTNERS, L.P.